                                                                  EXHIBIT 10.33

                       OPERATION AND MAINTENANCE AGREEMENT

            THIS OPERATION AND MAINTENANCE AGREEMENT (this "Agreement") dated as of June 11, 1999, is entered into by and between Huntley Power LLC, a Delaware limited liability company (the "Owner"), and NRG Huntley Operations, Inc., a Delaware corporation (the "Operator").

                                    RECITALS

            1. The Owner owns an electricity generation facility and related landfill assets in Tonawanda, New York (the "Facility").

            2. The Operator has expertise in the operation and maintenance of electricity generating facilities of the type and character of the Facility and desires to provide administrative, operating and maintenance services for the Facility on the terms and conditions set out herein.

            3. The Owner and the Operator desire to set forth the terms pursuant to which the Operator shall provide the administrative, operating and maintenance services for the Facility.

                                    AGREEMENT

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

            Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

            "Affiliate" means, with respect to any person or entity, (i) each entity that such person or entity Controls, (ii) each person or entity that Controls such person or entity, and (iii) each entity that is under common Control with such person or entity.

            "Agreement" shall have the meaning provided in the introductory paragraph hereof.

            "Approved Operating Budget" means the Operating Budget as approved by the Owner, as such Operating Budget may be modified in writing in accordance with the terms of this Agreement.

            "Calendar Quarter" means the three-month periods commencing January 1, April 1, July 1 and October 1.

            "Calendar Year" means the twelve-month period from January 1 to December 31 inclusive.

            "Consumables" means water treatment chemicals, reagents and other chemicals, lubrication fluids and filters, hydraulic fluids and filters, air filters, ordinary fasteners (nuts, bolts, nails, etc., which are customarily readily available on normal commercial terms), light bulbs and flourescent tubes, ordinary gasket materials, gloves, flashlights, batteries, disposable safety equipment and first aid supplies, replacement hand tools, solder and welding rods, all supplies for maintenance and plant cleaning materials and supplies, and all other items commonly considered to be consumables within operations of similar facilities.

            "Dispatch Schedule" means the schedule that shows the required generation and fuel for the relevant time period as published by the Owner.

            "Effective Date" means the date of this Agreement.

            "Equipment" means all of the mechanical and electrical equipment, pumps, piping, Rolling Stock and controls of the Facility owned or controlled by the Owner and used or intended to be used or useable in the generation of electric power.

            "Facility" is defined in Recital 1.

            "Five Year Forecast" means a rolling five year operation and maintenance plan and Operating Budget forecast (including major maintenance and capital repairs, and recommended improvements and additions) prepared by the Operator based on the Owner's proposed schedule for dispatch of the Facility for the same period, submitted to the Owner for approval each July 1.

            "Force Majeure" means an event which (i) is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"),
(ii) was not caused by the acts, omissions or delays of the Claiming Party or any person over whom the Claiming Party has control, (iii) is not an act event or condition the risks or consequences of which the Claiming Party has expressly agreed to assume pursuant to this Agreement, and (iv) by the prompt exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Force Majeure includes, but is not restricted to acts of God, fire, civil disturbance, labor dispute, labor or material shortage, sabotage, or action or restraint by court order of any public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action).

            "Hazardous Waste" means waste with inherent properties which make such waste dangerous to manage by ordinary means, including, but not limited to chemicals and other wastes defined as hazardous at any time during the term of this Agreement by the State of [name of state where Facility located] or by any applicable federal, state or local laws, ordinances, regulations, orders or other actions promulgated or taken with respect thereto..

            "Independent Public Accountant" means the firm of independent public accountants of nationally recognized standing selected by the Owner to perform an annual financial audit pursuant to the terms of this Agreement.

            "In Market Availability ("IMA ")" means a measure of plant performance for meeting the annual Dispatch Schedule. IMA shall be calculated by dividing the actual net generation delivered to the grid by the level of generation prescribed in the Dispatch Schedule, with no value assigned when dispatch is scheduled at zero. The IMA shall not exceed 100%. The IMA shall be 96% or higher for June, July, August and September. The IMA shall be 95% or higher for the remaining months. The IMA shall be subject to correction for significant equipment failures that require an outage or result in unsafe conditions or violations of Legal Requirements.

            " ISO" means the independent system operator established to sell Power in the market served by the Facility.

            "Labor Agreements" means the collective bargaining agreements between Operator and local labor unions with respect to the operation of the Facility or the maintenance thereof.

"Legal Requirements" means all laws, statutes, codes, ordinances, Permits, orders, awards, judgments, decrees, injunctions, rules, regulations, authorizations, consents, approvals, orders, franchises, licenses, directions and requirements of all governments or governmental units, courts or arbitrators, which now or at any time hereafter may be applicable to or affect the Facility or any part thereof or any streets, alleys, passageways, sidewalks, curbs, or gutters adjoining the Facility or any part thereof or any use or condition of the Facility or any part thereof or the acquisition, construction, ownership, use or operation of the Facility or any part thereof, except those the non-compliance as to which will not have a material adverse effect on the acquisition, construction, ownership or operation of the Facility.

            "Margin" means, for the applicable period, the Owner's revenues less fuel and direct operating and maintenance expenses.

            "Notice" is defined in Section 10.13.

            "Notice of Termination"   means that Notice issued by the Owner or
Operator pursuant to Article 5 of this Agreement which shall terminate this Agreement.

            "Operating Account" means the account established by and in the name of the Owner and funded from time to time with sufficient amounts to pay all Operating Costs as the same accrue and are payable.

            "Operating Budget" means the annual budget to be prepared by the Operator pursuant to Section 2.2(b).

            "Operating Costs" means the actual costs directly, properly and reasonably incurred and paid for by the Operator from the Operating Account on behalf of the Owner in the ordinary course of business solely for the administration, operation and maintenance of the Facility, including, without limitation or duplication: (a) wages and overhead costs for employees of the Operator, including, without limitation, retirement plans, medical and life insurance, disability and occupational hazard insurance, employee benefits, employees savings plan, employee taxes and budgeted employee incentive fees; (b) overtime; (c) employee training including tuition, travel, meals and lodging;
(d) all maintenance costs and expenses, including, without limitation, scheduled, routine, preventative and unscheduled maintenance; (e) the cost of Consumables, new and replacement spare parts, and all fuel expenses incurred under any fuel agreements; (f) Plant Office Expenses; (g) capital expenditures or replacement of Equipment and Rolling Stock approved in writing in advance by the Owner; (h) care and handling of any Hazardous Waste; (i) Rolling Stock Expenses; (j) cost of utility services for the Facility; (k) costs of legal, accounting and consulting services including labor negotiations; (l) cost of compliance with the Permits and Legal Requirements; (m) municipal, local and franchise taxes on the Facility (but excluding any such taxes payable by Operator as the Operator); (o) lease payments for property or easements and (p) costs of insurance; provided, however, that no costs incurred or paid by the Operator to any Affiliate of the Operator shall be treated as an Operating Cost unless incurred in accordance with Section 4.12(c).

            "Operator Fee" means the fee to be paid by the Owner Entity to Power Marketing for the services provided pursuant to this Agreement as set forth in
Section 3.1.

            "Performance Incentive" means the payment to the Operator under
Article 9 for achieving certain performance levels of operation.

            "Permits" means all of the consents, approvals, authorizations, directions, licenses and permits issued by any federal, state or local agency or authority to the Owner or the Operator with respect to the ownership, construction, operation and maintenance of the Facility in a safe and commercially sound manner.

            "Person" means any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

            "Plant Office Expenses" means costs and expenses associated directly with and incurred at the administrative offices of the Facility, including but not limited to telephone and telecopy services, heat, electricity, postage and overnight mail services, paper, envelopes, file folders, computer paper, computer software, copy paper, copier and computer supplies, maintenance and replacement of computer and office equipment, supplies, office cleaning and maintenance (including light bulbs and fluorescent tubes), miscellaneous office supplies, internet and cellular telephone services, and any other expenses related to the Operator's use of the plant office, plant office equipment and plant office operation.

            "Power Pool" means the New York Power Pool or its successor.

            "Project Agreements" means agreements between the Owner and various third parties as provided to the Operator by the Owner from time to time, including, without limitation, those agreements listed on Exhibit A hereto:

            "Prudent Operating Practices" means, at a particular time, those practices, methods, equipment, and acts then engaged in or approved by a significant portion of the electric utility industry and commonly used in utility engineering and operations to operate and maintain equipment equivalent to the Facility Equipment consistent with good business practices, economy, reliability, safety, and expedition, having due regard for current editions of the National Electric Code and other applicable electrical safety and maintenance codes and standards, manufacturer's warranties and recommendations, and all Legal Requirements governing the Facility.

            "Rolling Stock" means locomotives, bulldozers, front-end loaders, forklifts, mobile cranes, person lifts, pickup trucks, tractors, trailers, automated sweeping equipment and the like, purchased or leased by the Owner for use at the Facility.

            "Rolling Stock Expenses" means expenses, such as fuels, maintenance and materials, licenses (if required), lease payments, insurance, and backup equipment for the Rolling Stock.

            "Scheduling Coordinator" means the Person, designated by the Owner, that is responsible for (i) developing the Owner's Dispatch Schedule, and (ii) providing instructions to the Operator regarding the level of generation required and fuel to be used to meet the Owner's revenue requirements.

            "Subcontractor" means any person, firm or corporation which performs work for the Operator or the Owner at the request and direction of the Operator pursuant to the terms of this Agreement and, subject to the provisions of
Section 4.2(c), may include Affiliates of the Owner or the Operator. Such Subcontractors shall be qualified by the Operator's evaluation of credentials and qualifications in accordance with a qualification program approved by the Owner.

                                    ARTICLE 2
                               OPERATOR WORK SCOPE

            2.1         Operator Work Scope:

                        (a) Subject to the provisions of Section 3.1, the Operator agrees to administer, operate and maintain the Facility in accordance with the terms and conditions of this Agreement.

                        (b) Subject to the terms of this Agreement and so long as it remains in effect, the Owner hereby grants the Operator the non-exclusive right (which shall not constitute an easement or other restriction on the Facility) to enter on the premises on which the Facility is located and to occupy and have free access to use the same for solely the purposes set forth in this Agreement. The Operator agrees that in its capacity as the Operator it does not and shall not claim at any time any interest or estate of any kind or extent whatsoever in the Facility by virtue of this Agreement or the Operator's occupancy or use of the Facility hereunder.

                        (c) Operator covenants that it will not cause or permit any waste or destruction of, or damage to, the Facility, ordinary wear and tear excepted, and shall not use or permit the use of the Facility other than as described in this Agreement, and that it will not suffer to be maintained any nuisance or unlawful or improper use of occupation of the Facility; provided, however, that noise from equipment shall be referred to the Owner for correction as a maintenance or capital budget item.

                        (d) The Operator agrees that all programs, procedures and other intellectual property developed by the Operator for use on or at the Facility shall remain the property of the Owner.

            2.2 General Duties: The Operator shall, in consideration for the Operator Fee and Performance Incentive, administer, operate and maintain of the Facility in accordance with the Approved Operating Budget, the Dispatch Schedule, Prudent Operating Practices and all Legal Requirements. It is understood and agreed that the Operator shall incur Operating Costs in the Owner's name and such Operating Costs shall be payable from funds on deposit in the Operating Account. The Owner shall manage the Operating Account, writing checks, drafts, and making wire transfers, in paying Operating Costs. Without limiting the generality of the first sentence of this Section 2.2, of the Operator shall perform the following tasks:

                        (a) Perform all administrative work of the Facility including:

                                    (i)    Plan, schedule and conduct all
                        business related to the operation and maintenance of the Facility.

                                    (ii)   Coordinate the fuel supply including
                        delivery, unloading and inventory as required by the Dispatch Schedule, on a day to day basis.

                                    (iii)  Develop a spare parts and inventory
                        program and submit the same to the Owner for approval, such program being intended to minimize carrying costs of the Owner and risks of shortages of inventory.

                                    (iv)   Based on the approved spare parts
                        and inventory program, and as provided for in the Approved Operating Budget, purchase and inventory spare parts, materials, and supplies (including Consumables and items covered by Plant Office Expenses and Rolling Stock Expenses), and review and approve invoices for same.

                                    (v)    Based on the Dispatch Schedule, ISO
                        and Power Pool rules (A) maintain the required IMA and
                        (B) advise the Owner of risks associated with fuel and dispatch issues, including any recommended curtailments.

                                    (vi)   Provide such operating and
                        maintenance consulting services to the Owner as it may deem necessary or desirable.

                                    (vii)  Respond in a timely manner to
                        written requests for Facility information from the Owner.

                                    (viii) Develop a qualification program for
                        evaluating the qualifications and credentials of Subcontractors, and maintain the existing R Stamp program for boiler and pressure vessel repair.

                                    (ix)   Cooperate with and assist the Owner
                        in performing the Owner's obligations, and the obligations of any party acting for or as the assignee of the Owner, under the Project Agreements.

                                    (x)    Obtain and maintain such workers'
                        compensation, unemployment and other employee-related insurance as is required under applicable state law.

                                    (xi)   Negotiate and administer the Labor
                        Agreements to achieve continuity of labor forces, labor harmony and efficient use of labor forces in accordance with the Approved Operating Budget.

                                    (xii)  Maintain necessary administrative
                        office facilities.

                                    (xiii) Jointly with the Owner, provide for
                        good community relations.

                                    (xiv)  Prepare and provide periodic reports
                        on behalf of and at the request of the Owner.

                                    (xv)   Provide recommendations to the Owner
                        to increase reliability and reduce expenses.

                                    (xvi)  Obtain and maintain required and
appropriate levels of insurance with respect to its activities hereunder.

                                    (xvii)  Provide assistance to the Owner in
tracking purchase and sales of emissions credits.

                        (b) Perform all work associated with the Annual Operating Budgets including:

                                    (i)    Provide accounting for any monthly,
                        quarterly, year end or other reports.

                                    (ii)   Provide monthly and quarterly
                        detailed financial and operating reports with Approved Operating Budget comparison.

                                    (iii)  Review and approve all invoices.

                                    (iv)   Maintain true, complete and accurate
                        cost ledgers and accounting records in accordance with generally accepted accounting principles ("GAAP")utilized by the Owner regarding the services provided and expenses paid or incurred by it pursuant to this Agreement.

                                    (v)    Cooperate with the Independent
                        Public Accountant authorized by the Owner to perform annual financial audits.

                                    (vi)   Provide a proposed Operating Budget
                        on or before July 1 of each year for the next eighteen (18) month period for approval in advance by the Owner, based on the Owner's inputs. The Operator shall take into account the Dispatch Schedule, fuel and other contracts, and other relevant matters, in the preparation of the proposed Operating Budget. The Operator shall list all assumptions, including emissions data, and provide adequate information to identify risks. For any partial Calendar Year, the Operator shall submit a proposed Operating Budget to the Owner for the balance of the first partial Calendar Year plus the following Calendar Year for the Owner's approval.

                                    (vii)    Provide a proposed Five Year
                        Forecast on or before July 1 each year for the next five years for approval by the Owner, based on the Owner's inputs.

                                    (viii)   Provide Notice to the Owner
                        promptly if Operating Expenses exceed or are expected to exceed the Approved Operating Budget by the lesser of $50,000 or 10% of any individual line item in the Approved Operating Budget, including detailed information impacting specific line items. Provide proposed revisions to the Operating Budget based on changes in the Owner's expected Dispatch Schedule for the relevant period, and fuel and/or other contracts.

                                    (ix)     Identify and determine the
                        necessity and cost of capital improvements and annually recommend a capital budget to the Owner.

                        (c) Perform operation and maintenance services at the Facility including:

                                    (i)      Maintain an effective and
                        sufficient operating work force through appropriate on-going hiring, training, administration and compensation and coordination with the Owner's management personnel.

                                    (ii)     Develop and maintain safety
                        procedures, a safety manual, an employee job-site conduct handbook and an effective safety program, including, without limitation, fire and explosion safety measures.

                                    (iii)    Operate and maintain the Facility
                        in a clean, safe and efficient manner in accordance with the Approved Operating Budget, Dispatch Schedule, Prudent Operating Practices, the Project Agreements, equipment manufacturers specifications and warranty terms, and all Legal Requirements, including developing and maintaining an environmental program. Such operation shall economically limit the use of emission allowances.

                                    (iv)     Maintain true, complete and
                        accurate operating logs, records and reports necessary or beneficial for proper operation and maintenance of the Facility.

                                    (v)      Maintain drawings, instruction
                        books and operating and maintenance manuals and procedures and revise drawings and manuals as modifications are made. All such material, including all revisions and updates, regardless of medium used, shall remain the Owner's property.

                                    (vi)     Maintain all tools and instruments
                        necessary to operate and maintain the Facility.

                                    (vii)    Develop, implement and regularly
                        update a maintenance program that is intended to minimize maintenance costs, maximize intervals between major maintenance outages, and does not invalidate equipment manufacturers' warranties, specifications and recommendations or Prudent Operating Practices and meets the requirements of the authorized insurance inspector.

                                    (viii)   Schedule and perform or cause to
                        be performed the work specified in the
                        maintenance program in accordance with the Dispatch Schedule, the Approved Operating Budget, Prudent Operating Practice, and all Legal Requirements.

                                    (ix)     Schedule, perform and record
                        periodic operational checks and tests of equipment in accordance with the equipment manufacturers' specifications and recommendations Prudent Operating Practices and all Legal Requirements, and arrange for required environmental or other required specialized equipment tests to be performed.

                                    (x)      Evaluate the nature and impact of
                        any equipment failure and if the failure is major or material, promptly provide Notice to the Owner and review the situation with the Owner and mutually agree on a reasonable remedy of the matter.

                                    (xi)     Cooperate with and assist the
                        Owner's personnel in obtaining and maintaining required Legal Requirements.

                                    (xii)    Operate the Facility in accordance
                        with the Approved Operating Budget for such items, and if a new operating budget is not timely approved by the Owner, operate in accordance with the preceding Approved Operating Budget until a new Operating Budget is approved by the Owner, and approval shall be subject to dispute resolution in a timely manner.

                                    (xiii)   Provide for necessary and
                        desirable security services for the Facility.

                                    (xiv)    Provide for building, structural
                        and yard maintenance services.

                                    (xv)     Order, receive and maintain
                        adequate inventories and supplies.

                                    (xvi)    Provide the Owner and the Owner's
                        designees with unrestricted access to the Facility and cooperate with the Owner and its representatives and designees in all Owner inspections of the Facility. Such inspections may occur without Notice at any time and shall not unreasonably interfere with personnel safety or the operation and maintenance of the Facility.

                                    (xvii)   Operate and maintain the Facility
                        in such a way as to satisfy all Legal Requirements, taking such samples and performing and reporting such tests as are required by all Legal Requirements, and promptly provide Notice to the Owner of any areas of Legal Requirements conflicts or violations or unsatisfactory conditions or test results, including performing all necessary testing and reporting in accordance with Legal Requirements.

                                    (xviii)  Dispose of all waste materials,
                        including ash, in accordance with Legal Requirements and the Owner's waste disposal agreements, if any.

                                    ARTICLE 3
                          RESPONSIBILITIES OF THE OWNER

            3.1 Owner Responsibilities. The Owner shall have exclusive operational control and decision making authority with respect to the overall operation of the Facility. In addition, the Owner shall be responsible for the following:

                        (a) Operator Fee. The Owner shall pay to the Operator the base Operator Fee of $400,000 per calendar year, in equal quarterly installments in arrears (prorated for any partial quarterly period between the Effective Date and the first day of the next full Calendar Quarter), due and payable on the first day of the following Calendar Quarter until such time as this Agreement is terminated as provided for in

            Article 5 or 6. Such fee is not subject to escalation.

                        (b) Fund Operating Account. The Owner shall promptly fund and replenish the Operating Account upon request of the Operator in the amounts specified by the Operator as necessary to pay all current Operating Costs and all other Operating Costs reasonably projected by the Operator to become due and payable during the next thirty (30) days.

                        (c) Accounting Guidelines. The Owner shall provide the Operator with accounting policies, directives and procedures so that the Operator can perform its responsibilities in Article 2.

                        (d) Approval of Submittals. The Owner shall promptly review the proposed maintenance program, the five year forecast, and the proposed operating budget. The Owner shall meet with the Operator to discuss the same and, if the Owner determines that any item proposed should be changed and if the parties are unable to resolve a dispute in good faith with respect to the submittals, the same shall be submitted to dispute resolution.

                        (e) Remedy of Major Equipment Failures. The Owner shall promptly meet with the Operator to determine the course of action to be taken to remedy or repair major equipment failures; provided, however, that the Operator shall take such action as it deems prudent to protect life or property in the event of an emergency involving failure of equipment.

                        (f) Preparation of Dispatch Schedules. The Owner shall be responsible to provide to the Operator by June 1 each year a proposed Dispatch Schedule for the next five (5) years. The Dispatch Schedule shall show all anticipated fuel requirements, as well as periods of time and corresponding generation levels required for the Owner's revenues.

                        (g) Approval of Capital Budget. The Owner shall promptly review any capital additions or replacements recommended by the Operator, and shall approve such capital additions or replacements as the Owner deems necessary or desirable. The Owner shall separately contract for any major maintenance replacements or capital improvements that are outside of the capacity of the Operator's resources.

                        (h) Provide copies of Legal Requirements and Project Agreements. The Owner shall provide to the Operator copies of all Legal Requirements and Project Agreements.

                        (i) Safety: The Owner shall be responsible to ensure that there is adequate funding available for safety related capital expenditures, and to ensure that the Operator implements an effective safety program.

            3.2 Owner's Representative. The Owner's Commercial Asset Manager shall be the Owner's site representative and shall be responsible for the following:

                        (a) Work with the Operator to ensure that the Owner's obligations under the Project Agreements are performed.

                        (b) Work with the Operator to ensure that Legal Requirements are maintained.

                        (c) Ensure that the Power Pool, bilateral and income statement accounting (including but not limited to closing the books monthly, quarterly and annually) is performed and required reports are issued, including the Independent Public Accountant's annual report.

                        (d) Ensure that invoices are properly cost coded and timely reviewed and approved.

                        (e) Represent the Owner's interests with respect to local community relations, including property tax issues.

                                    ARTICLE 4
                      REPRESENTATIONS, WARRANTIES AND COVENANTS

            4.1 Representations and Warranties. The Owner and the Operator each hereby represents and warrants to the other that the following statements are true and correct as of the date hereof and shall be true and correct at all times that it is a party hereto:

                        (a) It is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; to the extent required by applicable law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation or formation; and that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the officers, managers, members or other applicable persons necessary for the due authorization, execution, delivery, and performance of this Agreement by it have been duly taken.

                        (b) It has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute its legal, valid and binding obligations enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

                        (c) Its authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) its organizational documents, (B) any contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority (including any approvals required by the Federal Energy Regulatory Commission) or other person, unless such requirement has already been satisfied.

                        (d) It is not a party to any litigation the outcome of which could reasonably be expected to adversely affect its ability to perform its obligations hereunder or to have a material adverse effect on its properties, business or financial condition.

                        (e) The Owner does not warrant or represent that the Facility's premises are safe, healthful, or suitable for the performance of the Operator's obligations hereunder.

                        (f) The Owner is an exempt wholesale generator ("EWG") as defined in the regulations of the Federal Energy Regulatory Commission.

            4.2 Covenants. The Owner and the Operator hereby covenant and agree as follows:

                        (a) Each will timely acquire and maintain all permits, licenses, waivers and approvals (including, if required, approval to operate as an EWG) required by any state or federal regulatory authority in order for it to perform its obligations hereunder.

                        (b) Each will at all times abide by all laws, rules and regulations of any state or federal governmental authority applicable to the conduct of the Parties or the performance of their obligations hereunder.

                        (c) The Operator will not acquire any assets or services from or to any Affiliate except in the ordinary course of the Operator's business upon terms no less favorable to the Operator than would be obtained in a comparable arms length transaction with a Person not an Affiliate and then only with the written consent of the Owner after receiving a reasonable description in writing of each of the terms thereof. Affiliate services shall also be subject to the Operator's Subcontractor qualification program.

                                    ARTICLE 5
                              TERM AND TERMINATION

            5.1 Term. This Agreement shall be effective on the Effective Date and remain in effect until the fifth anniversary of the Effective Date. This Agreement shall automatically be renewed for successive five-year periods subject to Notice of Termination of both Parties one hundred eighty (180) days prior to the end of the Term. The Operator shall be reimbursed for usual and customary demobilization costs and employee severance costs, if any, if the Owner elects to not renew this Agreement.

            5.2 Termination for Convenience. Notwithstanding the foregoing the Owner may at any time and in its sole discretion terminate this Agreement upon at least six (6) months prior Notice of Termination to the Operator. This Agreement shall thereupon terminate on the date set forth in such Notice of Termination. In the event of such termination, the Owner shall pay the present value of the Operator Fees for the remaining period of the Term, discounted at prime plus 6%, plus usual and customary demobilization costs and employee severance costs, if any.

            5.3 Termination for Cause. The Owner may terminate the Operator for failure to remedy an Event of Default, such termination to be effective on the date specified in the Notice of Termination, and the Operator shall forfeit any Operator Fee not yet paid or owing for the remainder of the Term.

            5.4 Affiliate Termination. The Owner may terminate this Agreement with at least six (6) months prior Notice if NRG Energy, Inc. or one of its Affiliates ceases to maintain an ownership interest in the Owner of at least 25%. In the event of such termination, the Operator shall be reimbursed for usual and customary demobilization costs and employee severance costs, if any, but shall not be paid any amount in respect of the Operating Fee scheduled to accrue during the period after the date of such termination.

                                    ARTICLE 6
                    EVENTS OF DEFAULT AND DISPUTE RESOLUTION

            6.1         Events of Default.

                        (a) The Owner shall be in default under this Agreement if the Owner fails to pay when due any amount payable by the Owner hereunder not being disputed by the Owner in good faith in writing, and fifteen (15) days have elapsed after such due date.

                        (b) The Operator shall be in default if the Operator commits a material breach of its obligations under this Agreement, or if its breach under this Agreement causes a material default in any Project Agreement or a material adverse variance in the Approved Operating Budget and the Operator shall fail to promptly cure such failure within forty-five (45) days after Notice thereof, or if the failure is capable of being cured but is not resolved within forty-five (45) days after Notice thereof, and the Operator has commenced and is diligently pursuing a cure to such default, such default is not cured within one hundred eighty (180) days after Notice thereof. Failure to meet the required IMA for two consecutive Calendar Quarters is an Event of Default.

            6.2         Rights Upon Default.

                        (a) Right of Operator. Upon the occurrence and continuance of a default described in 6.01(a), the Operator may, at its option, terminate this Agreement by delivering written Notice of termination to the Owner, which Notice of termination shall be effective forty-five (45) days after the date it is received by the Owner; provided, however, that if the Owner has cured or undertaken to cure such default within thirty (30) days of actual delivery of such Notice of termination to the Owner, such Notice of termination shall be deemed to have been canceled and shall be null and void. In the event of such termination, the Owner shall pay all amounts due the Operator, including the Operator Fee, Incentive Fee (if any, for the current period), and any unreimbursed costs advanced by the Operator for Operating Costs then due. In such event, Operator shall take all necessary steps to shut down and protect the Facility, leaving the same in an orderly and safe condition, prior to leaving the premises. The rights and remedies of the Operator (and of any Person acting on behalf of or claiming through the Operator) under this Section 6.2(a) shall be the Operator's (and any such Person's) sole right and remedy for any breach of or default under the terms of this Agreement.

                        (b) Right of the Owner. Upon the occurrence and continuance of an Event of Default described in Section 6.1, the Owner may, at its option, terminate this Agreement, in accordance with Section 5.3, by delivering written Notice of termination to the Operator, which Notice of termination shall be effective immediately. In such event, Operator shall take all necessary steps to protect the Facility, leaving the same in an orderly and safe condition, prior to leaving the premises. The rights and remedies of the Owner (and of any Person acting on behalf of or claiming through the Owner) under this Section 6.2(b) shall be the Owner's (and any such Person's) sole right and remedy for any breach of or default under the terms of this Agreement.

            6.3 Dispute Resolution. In the event the parties are unable to resolve a dispute in good faith within thirty days, the aggrieved party shall Notice the other party and the matter shall be referred to a senior officer of each party, who shall have thirty (30) days to resolve the matter, after which either party may pursue any and all other remedies available at law or in equity.

                                    ARTICLE 7
                    INDEMNIFICATION; LIMITATIONS OF LIABILITY

            7.1 Indemnifications. To the extent not otherwise covered by Facility insurance, each party hereto will indemnify and hold harmless the other and each director, officer, employee and Affiliate thereof, from and against all losses, claims, damages, expenses or liabilities to which the such indemnified party or such director, officer, employee or affiliated Person may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from a breach of this Agreement by the indemnifying party; provided however, that such party shall not have the right to be so indemnified for its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all appeals and time for appeals have expired. If any action, suit or proceeding arising from any of the foregoing is brought against a party or any other Person indemnified or intended to be indemnified pursuant to this Section 7.1, the indemnifying party will, if required by the indemnified party or any such indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each indemnified Person shall, unless the indemnified party or such indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (including staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party. Notwithstanding anything contained in this Section 7.1 to the contrary, each of the Owner and the Operator shall be named insured on the insurance covering the Facility's property and business, and no party shall be required to indemnify the other for any loss for which such insurance shall provide a recovery.

            7.2 Limitation of Liability. The liability of either party to the other on all claims of any kind (excluding death or bodily injury), whether based on contract, indemnity, warranty, tort (including, as the case may be, a party's own negligence), strict liability or otherwise, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof, or from any services covered by or furnished during the term of this Agreement, shall in no case exceed five times the annual Operator Fee.

            7.3 Waiver of Consequential Damages. In no event, whether based on contract, indemnity, warranty, tort (including, as the case may be, a party's own negligence) or otherwise, shall the Operator or its Subcontractors and suppliers be liable to the Owner, or the Owner, its Subcontractors and suppliers be liable to the Operator, for special, incidental, exemplary, indirect or consequential damages including, but not limited to, loss of profits or revenue, loss of use of the equipment or any associated equipment, cost of capital, cost of purchased power, cost of substitute equipment, facilities or services, downtime costs, or claims of customers of the Owner or the Operator for such damages, and each party shall indemnify the other, its Subcontractors and suppliers against any such claims from the other's suppliers or customers.

                                    ARTICLE 8
                                   ASSIGNMENT

            8.1 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements by or for the benefit of the Owner Entity or NRG Northeast Generating LLC, (ii) transfer or assign this Agreement to an Affiliate of such Party if such Affiliate's creditworthiness and technical ability to perform hereunder is not materially different than that of such Party, (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party, or (iv) in the case of the Owner Entity, transfer or assign this Agreement to any person or entity acquiring the Station; provided, however, that in each such case, any such assignee (other than an assignee in a transaction referred to in clause (i) above) shall agree in writing to be bound by the terms and conditions hereof and such assignee's creditworthiness and technical ability to perform hereunder shall not be materially different than that of such Party.

                                    ARTICLE 9
                             PERFORMANCE INCENTIVES

            9.1         Performance Incentives.

                        (a) The Operator may be entitled to receive an Incentive Fee or obligated to pay a Penalty, as specified in Appendix A.

                        (b) The Incentive Fee or Penalty will be due each August 1, and will be based on the preceding twelve month period ending July 1. Penalties, if any, may be recouped or set-off against the next due and payable Operator Fee or Incentive Fee and adjusted for any partial operating year following the date of this Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

            10.1 Independent Contractor. Except as otherwise expressly stated in this Agreement, the Operator shall at all times be deemed an independent contractor and not by reason of this Agreement a joint venturer, agent or principal of the Owner and none of the Operator's officers, directors, partners, employees, agents or representatives or the officers, directors, partners, employees, agents or representatives of its Subcontractors shall be considered officers, directors, partners, employees, agents or representatives of the Owner.

            10.2 Severability. The invalidity, in whole or in part, of any of the provisions of this Agreement will not affect the validity of the remaining provisions hereof.

            10.3 Entire Agreement. This Agreement and all amendments thereto contain the complete agreement between the Owner and the Operator with respect to the matters contained herein and supersede all other agreements, whether written or oral, with respect to the matters contained herein between the Owner and the Operator.

            10.4 Amendment. No modification amendment, or other change to this Agreement will be effective unless consented to in writing by each of the parties hereto.

            10.5 Waiver. Failure or forbearance by a party to exercise any of its rights or remedies under this Agreement shall not constitute a waiver of such rights or remedies. No party shall be deemed to have waived or forborne any right or remedy resulting from such failure to perform unless it has made such wavier specifically in writing.

            10.7 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

            10.8 Choice of law. This Agreement shall be governed by the laws of the State of New York.

            10.9 Title Passage. Title to all materials and services provided under this Agreement shall pass to the Owner upon performance of the work or upon the Owner becoming obligated to make payment therefor. It is expressly understood and agreed, however, that the passage of title shall not release the Operator from its responsibility to fully carry out its obligations under this Agreement. The Operator shall issue purchase orders in the name of the Owner as the Owner's agent.

            10.10 Effect of Force Majeure. If either party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement, then, for only the pendency of such Force Majeure, the party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations hereunder insofar as they are affected by Force Majeure but for no longer period. The party affected by an event of Force Majeure shall provide the other party with written notice setting forth the full details thereof within two (2) Business Days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure.

            10.11 Interest on Amounts due. Any amounts owing fifteen (15) days after the due date thereof shall bear interest at the prime rate of interest as reported from time to time in the Wall Street Journal plus 2%.

            10.12 Continuous Operation. During the pendency of any dispute arising under this Agreement, unless otherwise agreed between the parties the Operator shall continue to operate the Facility without default or interruption in service.

            10.13 Notice: A Notice, consent, approval, or other communication (each a "Notice") shall be delivered in writing via mail or facsimile, and if meant for

            Owner delivered to:                  Operator delivered to:

            Commercial Asset Manager             President
            Huntley Power LLC                    NRG Huntley Operations, Inc.
            1221 Nicollet Mall, Suite 700        1221 Nicollet Mall, Suite 700
            Minneapolis, MN 55403                Minneapolis, MN 55403
            612-373-5350 (phone)                 612-373-8668 (phone)
            612-373-5346 (fax)                   612-373-5346 (fax)

            IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

                                                 HUNTLEY POWER LLC

                                                 By: /s/ Craig A. Mataczynski
                                                    ----------------------------
                                                 Title: President
                                                       -------------------------


                                                 NRG HUNTLEY OPERATIONS INC.

                                                 By: /s/ Louis P. Matis
                                                    ----------------------------
                                                 Title: President
                                                      --------------------------
                                      16